Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made between KONA GOLD LLC (“Client”) with a mailing address of 746 North Drive, STE A, City of Melbourne, State of Florida (“Client”) and OPTN Companies Inc. with a mailing address of 10564 Greencrest Drive, Tampa, FL 33626 (“Contractor”).

WHEREAS the Client intends to pay the Contractor for services provided, effective April 1st, 2020, under the following terms and conditions:

I. Services. The Contractor agrees to perform the following: Establish new distribution channels for Clients products and maintain relationships.

Hereinafter known as the “Services”.

II. Payment. In consideration for the services to be performed by the Contractor, the Client agrees to pay the contractor $1.00 for every 12-pack case of HighDrate CBD Energy Waters sold, $1.00 for every 12-pack case of Kona Gold Hemp Energy Drinks sold, and $1.00 for every 12-pack case of Storm CBD Water sold, for the completion of Services performed. Contractor will be offered the opportunity to sell new products the client brings to market at a to be determined case commission. Completion shall be defined as the fulfillment of Services as described in Section I in accordance with industry standards and to the approval of the Client, not to be unreasonably withheld. Client agrees to pay contractor during the time the contractor maintains and grows the relationship with the respective distribution channel.

The Contractor agrees to be paid on a monthly basis.

III. Due Date. The Services provided by the Contractor: (check one)

☐ - Shall be completed by ______________________, 20___.

✔ - No due date.

☐ - Other. ___________________________________________________________________

IV. Expenses. The Contractor shall be: (check one)

☐ - Responsible for all expenses related to providing the Services under this Agreement. This includes, but is not limited to, supplies, equipment, operating costs, business costs, employment costs, taxes, Social Security contributions / payments, disability insurance, unemployment taxes, and any other cost that may or may not be in connection with the Services provided Contractor.

✔ - *Reimbursed for the following expenses that are attributable directly to the Services performed under this Agreement: Approved travel expenses.

*The Client will be required to pay the Contractor within thirty (30) days of any Expense after receiving an itemized expense statement from the Contractor. Upon request by the Client, the Contractor may have to show any receipt(s) or proof of purchase for said Expense(s).

V. Independent Contractor Status. The Contractor, under the code of the Internal Revenue Service (IRS), is an independent contractor and neither the Contractor’s employees or contract personnel are, or shall be deemed, the Client’s employees.

In its capacity as an independent contractor, Contractor agrees and represents:

Contractor has the right to perform Services for others during the term of this Agreement;

Contractor has the sole right to control and direct the means, manner, and method by which the Services required by this Agreement will be performed. Contractor shall select the routes taken, starting and ending times, days of work, and order the work is performed;

Contractor has the right to hire assistant(s) as subcontractors or to use employees to provide the services required under this Agreement.

Neither Contractor, nor the Contractor’s employees or personnel, shall be required to wear any uniforms provided by the Client;

The Services required by this Agreement shall be performed by the Contractor, Contractor’s employees or personnel, and the Client will not hire, supervise, or pay assistants to help the Contractor;

Neither Contractor nor Contractor’s employees or personnel shall receive any training from the Client in the professional skills necessary to perform the services required by this Agreement; and

Neither the Contractor nor Contractor’s employees or personnel shall be required by the Client to devote full-time to the performance of the Services required by this Agreement.

VI. Business Licenses, Permits, and Certificates. The Contractor represents and warrants that all employees and personnel associated shall comply with federal, state, and local laws requiring any required licenses, permits, and certificates necessary to perform the Services under this Agreement.

VII. Federal and State Taxes. Under this Agreement, the Client shall not be responsible for:

Withholding FICA, Medicare, Social Security, or any other federal or state withholding taxes from the Contractor’s payments to employees or personnel or make payments on behalf of the Contractor; Make federal or state unemployment compensation contributions on the Contractor’s behalf; and the payment of all taxes incurred related to or while performing the Services under this Agreement, including all applicable income taxes and, if the Contractor is not a corporation, all applicable self-employment taxes. Upon demand, the Contractor shall provide the Client with proof that such payments have been made.

VIII. Benefits of Contractor’s Employees. The Contractor understands and agrees that they are solely responsible for shall be liable to all benefits that are provided to their employees, including but not limited to, retirement plans, health insurance, vacation time-off, sick pay, personal leave, or any other benefit provided.

IX. Unemployment Compensation. The Contractor shall be solely responsible for the unemployment compensation payments on behalf of their employees and personnel. The Contractor themselves shall not be entitled to unemployment compensation in connection with the Services performed under this Agreement.

X. Workers’ Compensation. The Contractor shall be responsible for providing all workers’ compensation insurance on behalf of their employees. If the Contractor hires employees to perform any work under this Agreement, the Contractor agrees to grant workers’ compensation coverage to the extent required by law. Upon request by the Client, the Contractor must provide certificates proving workers’ compensation insurance at any time during the performance of the Service.

XI. Liability Insurance. The Contractor agrees to bear all responsibility for the actions related to themselves and their employees or personnel under this Agreement. In addition, the Contractor agrees to obtain comprehensive liability insurance coverage in case of bodily injury, personal injury, property damage, contractual liability, and cross-liability. (check one)

☐ - There shall be a minimum amount of combined single limit of $________________.

✔ - There shall not be a minimum amount required.

XII. Indemnification. The Contractor shall indemnify and hold the Client harmless from any loss or liability from performing the Services under this Agreement.

XIII. Termination of Agreement. This Agreement shall terminate upon:

☐ - Completion of the Services provided.

☐ - On the date of ______________________, 20___.

✔ - Other. Contractors performance will be reviewed after 90 days at which time the Agreement will be extended or terminated.

In addition, the Client or Contractor may terminate this Agreement, and any obligations stated hereunder, with reasonable cause by providing written notice of:

A material breach of the other party; or

Any act exposing the other party to liability to others for personal injury or property damage.

XIV. Option to Terminate. The Client and Contractor shall:

✔ - Have the option to terminate this Agreement at any time by providing 30 days’ written notice.

☐ - Not have the option to terminate this Agreement unless there is reasonable cause as defined in Section XIII.

XV. Resolving Disputes. If a dispute arises under this Agreement, any party may take the matter to a Florida state court.

XVI. Confidentiality. The Contractor acknowledges that it will be necessary for the Client to disclose certain confidential and proprietary information to the Contractor in order for the Contractor to perform their duties under this Agreement. The Contractor acknowledges that disclosure to a third party or misuse of this proprietary or confidential information would irreparably harm the Client. Accordingly, the Contractor will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of the Client without the Client's prior written permission except to the extent necessary to perform services on the Client's behalf.

Proprietary or confidential information includes, but is not limited to:

The written, printed, graphic, or electronically recorded materials furnished by Client for Contractor to use;

Any written or tangible information stamped “confidential,” “proprietary,” or with a similar legend, or any information that Client makes reasonable efforts to maintain the secrecy of business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries, and improvements of any kind, sales projections, and pricing information; and

Information belonging to customers and suppliers of the Client about whom the Contractor gained knowledge as a result of the Contractor's services to the Client.

Upon termination of the Contractor's services to the Client, or at the Client's request, the Contractor shall deliver to the Client all materials in the Contractor's possession relating to the Client's business.

The Contractor acknowledges any breach or threatened breach of confidentiality that this Agreement will result in irreparable harm to the Client for which damages would be an inadequate remedy. Therefore, the Client shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of confidentiality. Such equitable relief shall be in addition to Client's rights and remedies otherwise available at law.

XVII. Proprietary Information. Proprietary information, under this Agreement, shall include:

The product of all work performed under this Agreement (“Work Product”), including without limitation all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, work-in-progress and deliverables will be the sole property of the Client, and Contractor hereby assigns to the Client all right, title and interest therein, including but not limited to all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights and other proprietary rights therein. Contractor retains no right to use the Work Product and agrees not to challenge the validity of the Client’s ownership in the Work Product;

Contractor hereby assigns to the Client all right, title, and interest in any and all photographic images and videos or audio recordings made by the Client during Contractor’s work for them, including, but not limited to, any royalties, proceeds, or other benefits derived from such photographs or recordings; and

The Client will be entitled to use Contractor’s name and/or likeness use in advertising and other materials.

XVIII. No Partnership. This Agreement does not create a partnership relationship between the Client and the Contractor. Unless otherwise directed, the Contractor shall have no authority to enter into contracts on Client's behalf or represent the Client in any manner.

XIX. Assignment and Delegation. The Contractor may assign rights and may delegate duties under this Agreement to other individuals or entities acting as a subcontractor (“Subcontractor”). The Contractor recognizes that they shall be liable for all work performed by the Subcontractor and shall hold the Client harmless of any liability in connection with their performed work.

The Contractor shall be responsible for any confidential or proprietary information that is shared with the Subcontractor in accordance with Sections XVI & XVII of this Agreement. If any such information is shared by the Subcontractor to third (3rd) parties, the Contractor shall be made liable.

XX. Governing Law. This Agreement shall be governed under the laws in the State of Florida.

XXI. Severability. This Agreement shall remain in effect in the event a section or provision is unenforceable or invalid. All remaining sections and provisions shall be deemed legally binding unless a court rules that any such provision or section is invalid or unenforceable, thus, limiting the effect of another provision or section. In such case, the affected provision or section shall be enforced as so limited.

XXII. Breach Waiver. Any waiver by the Client of a breach of any section of this Agreement by the Contractor shall not operate or be construed as a waiver of any subsequent breach by the Contractor.

XXIII. Additional Terms and Conditions. None

XXIV. Entire Agreement. This Agreement, along with any attachments or addendums, represents the entire agreement between the parties. Therefore, this Agreement supersedes any prior agreements, promises, conditions, or understandings between the Employer and Employee.

Client’s Signature	/s/ Robert Clark	Date	4/15/20

Print Name	Robert Clark

Contractor’s Signature	/s/ PAUL O’RENICK	Date	4/15/20

Print Name	PAUL O’RENICK	- OPTN COMPANIES - PRESIDENT/CEO

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